Exhibit 99.4
July 18, 2006
[Letterhead of Goldman, Sachs & Co.]
Board of Directors
Fisher Scientific International Inc.
1 Liberty Lane
Hampton, NH 03842
Re:  Registration Statement on Form S-4 of
Thermo Electron Corporation
Ladies and Gentlemen:
Reference is made to our opinion letter, dated May 7, 2006, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share, of Fisher Scientific International Inc. (the “Company”) of the exchange ratio of 2.00 shares of common stock, par value $1.00 per share, of Thermo Electron Corporation to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of May 7, 2006, among Thermo Electron, Thermo Merger Corporation, a direct wholly owned subsidiary of Thermo Electron, and the Company.
The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.
In that regard, we hereby consent to the reference to our opinion under the captions “Summary — Opinions of Financial Advisors — Fisher”, “The Merger — Background of the Merger”, “The Merger — Fisher’s Reasons for the Merger; Recommendation of the Merger by the Fisher Board of Directors”, “The Merger — Opinion of Fisher’s Financial Advisors — Opinion of Goldman Sachs”, “The Merger — Opinion of Fisher’s Financial Advisors — Financial Analyses of Fisher’s Financial Advisors” and “Annex C — Opinion of Goldman Sachs & Co.” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/  Goldman, Sachs & Co.

Goldman, Sachs & Co.